Exhibit 10.16

The following current and former executive officers have a percentage benefit multiplier under the Supplemental Executive Retirement Plan (the “Plan” of 2.0%, as indicated below, in lieu of the 1.6% of final average monthly remuneration benefit multiplier described in the Plan:

2.0%
Michael D. Stornant
James D. Zwiers